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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Reinsurance Group of America, Incorporated:

We consent to the incorporation by reference in Registration Statements Nos. 333-51777, 333-74104, 333-74104-01, 333-74104-02, 333-117261, 333-117261-01,
333-117261-02, 333-108200, 333-108200-01, 333-108200-02, 333-55304, 333-55304-01
and 333-55304-02 on Form S-3 and Registration Statements Nos. 333-27167, 333-51621, 333-66405, 333-119541, 333-119542, 333-119543 and 333-119544 on Form
S-8 of Reinsurance Group of America of our report dated March 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Reinsurance Group of America, Incorporated and its subsidiaries (the "Company") changing its method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance), relating to the consolidated financial statements and financial statement schedules of the Company, and our report dated March 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance) relating to management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
March 2, 2005